Exhibit 23.1

KPMG LLP
Two Financial Center
60 South Street
Boston, MA 02111

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 31, 2023, with respect to the financial statements of Checkpoint Therapeutics, Inc., incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Boston, Massachusetts
April 6, 2023